Exhibit 2.2

CERTIFICATE OF MERGER

OF

COCRYSTAL MERGER SUB, INC.
 (a Delaware corporation)

WITH AND INTO

COCRYSTAL PHARMA, INC.
(a Delaware corporation)

Pursuant to Section 251 of the General Corporation Law of
the State of Delaware
_____________________________________

Cocrystal Pharma, Inc., a Delaware corporation, DOES HEREBY CERTIFY AS FOLLOWS:

FIRST:  The name of the surviving corporation is Cocrystal Pharma, Inc., a Delaware corporation, and the name of the corporation being merged into this surviving corporation is Cocrystal Merger Sub, Inc., a Delaware corporation

SECOND:  That the Agreement and Plan of Merger (the “Merger Agreement”), by and among Cocrystal Pharma, Inc., a Delaware corporation (the “Parent”), Cocrystal Merger Sub, Inc. (the “Subsidiary”)  and certain other parties setting forth the terms and conditions of the merger of the Subsidiary with and into the Parent (the “Merger”) has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware.

THIRD:  The name of the Surviving Corporation in the Merger is Cocrystal Pharma, Inc., a Delaware corporation (the “Surviving Corporation”).

FOURTH:  That pursuant to the Merger Agreement, from and after the effective time of the Merger, the Certificate of Incorporation of the Parent shall be the Certificate of Incorporation of the Surviving Corporation.

FIFTH: The merger is to become effective on the filing date of this certificate.

SIXTH: The executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address: 1980 North Creek Parkway, Bothell, WA 98011.

SEVENTH: That a copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

EIGHT:  The surviving corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of the surviving corporation arising from this merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the Delaware General Corporation laws, and irrevocably appoints the Secretary of State of Delaware as its agent to accept services of process in any such suit or proceeding. The Secretary of State shall mail any such process to the surviving corporation at 1980 North Creek Parkway, Bothell, WA 98011.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned party, as the Surviving Corporation, has caused this Certificate of Merger to be executed in its respective corporate name as of the 24th day of November, 2014.

Cocrystal Pharma, Inc., a Delaware corporation

By:  /s/ Gary Wilcox
        Dr. Gary Wilcox, CEO and Secretary